7F2B98E92A

TERRITORY OF THE BRITISH VIRGIN ISLANDS
BVI BUSINESS COMPANIES ACT, 2004

CERTIFICATE OF CHANGE OF NAME
(Section 21)

The REGISTRAR OF CORPORATE AFFAIRS of the British Virgin Islands HEREBY CERTIFIES that, pursuant to the BVI Business Companies Act, 2004, all the requirements of the Act in respect of a change of name having been complied with

AVENAL RIVER LIMITED

BVI COMPANY NUMBER **1968915**

which was incorporated in the British Virgin Islands under the BVI Business Companies Act, 2004, on the 30th day of January, 2018 has changed its name to

YANGTZE RIVER BLOCKCHAIN LOGISTICS LIMITED
長江物流區塊鏈有限公司

this 7th day of March, 2018.

for **REGISTRAR OF CORPORATE AFFAIRS**
7th day of March, 2018